Exhibit 10.21

December 18, 2012

Mr. John M. Jureller
150 Brite Avenue
Scarsdale, NY  10583

Dear John,

On behalf of the senior leadership team, it is my pleasure to confirm our offer of employment for the position of Executive Vice President & Chief Financial Officer (you will join as Chief Financial Officer “Elect” until February 26, 2013 when Don Shassian steps down as Chief Financial Officer for Frontier Communications).  The work location for this position will be Stamford, CT and you will be reporting to Maggie Wilderotter, Chairman and Chief Executive Officer.  Your start date will be Monday, January 7, 2013.

Your executive compensation program includes four principle components:

1)	Annual base salary of $500,000 (less applicable taxes) paid on a semi-monthly basis.

2)	Cash bonus under the Frontier Bonus Plan (“FBP”) with an annual target incentive of 100% of your annual base salary of $500,000, which will be paid out based on company and personal performance.

3)
Restricted stock awards, which are generally granted in the first quarter of each year.  Restricted shares vest in four equal annual installments (25% per year), commencing one year from the date of grant, with one-quarter of the restricted shares vesting and becoming unrestricted upon each annual anniversary date.  The annual target for your position is currently $1,312,500.  You will receive dividends, to the extent dividends are declared by the Board of Directors, on all shares, whether vested or unvested.  The company’s current annual dividend policy (which is subject to change at the discretion of the Board of Directors) is $0.40 per share, declared quarterly in an amount of $0.10 per share per quarter.

4)
Performance Shares under the Frontier Long Term Incentive Plan (LTIP), with an annual performance share target valued at one-third of your annual target for restricted stock awards or $437,500.  The LTIP target is an annual grant that will be paid out based on company performance over a three year period (initially, 2013-2015).  The performance metrics (which are subject to change for future grants) are currently Operating Cash Flow and Total Shareholder Return.  You will earn performance shares at the end of each three year period based on the company’s performance over the three-year measurement period on the metrics for that award.  Dividends that would have been payable on any earned shares during a three year period will be paid at the end of the three year period.

You will be eligible for a cash bonus and restricted stock award for 2013 with awards paid in the first quarter of 2014.  You will be eligible for an award under the LTIP commencing with the 2013-2015 performance period.  Frontier reserves the right to implement or discontinue executive compensation plans at its own discretion.  Eligibility for any given plan does not guarantee award values since Frontier’s Executive Compensation Program is based on performance of the company and the executive.  Further, awards are subject to the terms and conditions of Frontier’s compensation plans.

As a sign-on bonus, you will be granted 150,000 restricted shares (subject to the approval of the Compensation Committee) as part of your new hire compensation.  These shares will vest in four equal annual installments (25% per year), commencing one year from your start date.

If, within one year following a “Change in Control” (as defined below) of the Company, you have a “Separation from Service” (as defined below) either because (a) your employment is terminated by the Company without “Cause” (as defined below) or (b) you terminate your employment as a result of (i) a material decrease in your base salary, target bonus or long term incentive compensation target from those in effect immediately prior to the Change in Control for any reason other than Cause; (ii) a material relocation of your principal office location (for this purpose, a relocation more than 50 miles from the Company’s Stamford, Connecticut headquarters will be automatically deemed material) or (iii) a material decrease in your responsibilities or authority for any reason other than Cause (and prior to your terminating your employment you provide the Company with notice of the decrease or relocation within 90 days of the occurrence of such condition, the Company does not remedy the condition within 30 days of such notice, and you Separate from Service within two years of the initial occurrence of one or more such conditions), you shall be entitled to a lump sum payment equal to two years’ base salary and bonus target (based on the then current level of salary and bonus target or, if greater, that in effect immediately prior to the Change in Control), all restrictions on restricted shares held by you shall immediately lapse and such restricted shares shall become fully-vested and non-forfeitable and all performance shares granted to you under the LTIP or other performance incentive plan pursuant to a performance -based vesting schedule shall immediately be earned by you and non-forfeitable, with the number of shares earned equal to the target level of shares granted.  The lump sum payment will be made on the Expiration Date, as defined below.

A “Change in Control” shall be deemed to have occurred:

(A)  When any “person” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act (but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as trustee)), directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

(B)  Upon the consummation of any merger or other business combination involving the Company, a sale of substantially all of the Company's assets, liquidation or dissolution of the Company or a combination of the foregoing transactions (the “Transactions”) other than a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction own, in the same proportion, at least 51% of the voting power, directly or indirectly, of (i) the surviving corporation in any such merger or other business combination; (ii) the purchaser of or successor to the Company’s assets; (iii) both the surviving corporation and the purchaser in the event of any combination of Transactions; or (iv) the parent company owning 100% of such surviving corporation, purchaser or both the surviving corporation and the purchaser, as the case may be.

“Cause” shall mean your (a) willful and continued failure (other than as a result of physical or mental illness or injury) to perform your material duties in effect immediately prior to the Change in Control which continues beyond 10 days after a written demand for substantial performance is delivered to you by the Company, which demand shall identify and describe each failure with sufficient specificity to allow you to respond, (b) willful or intentional conduct that causes material and demonstrable injury, monetary or otherwise, to the Company or (c) conviction of, or a plea of nolo contendere to, a crime constituting (i) a felony under the laws of the United States or any State thereof, or (ii) a misdemeanor involving moral turpitude.  For these purposes, no act or failure to act on your part shall be considered “willful” or “intentional” unless it is done, or omitted to be done by you in bad faith and without reasonable belief that your action or inaction was in the best interests of the Company.  Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board of Directors or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.

If it is determined (as hereafter provided) that any payment or distribution by the Company to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this letter agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, restricted stock award, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Severance Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then the Severance Payment shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of the Severance Payment being subject to the Excise Tax (“Capped Payment”), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in your receipt on an after-tax basis, of the greatest amount of economic benefits to you, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Subject to the provisions of immediately preceding paragraph, all determinations required to be made pursuant to this letter agreement, including whether an Excise Tax is payable by you and the amount of such Excise Tax, shall be made by the nationally recognized firm of certified public accountants (the “Accounting Firm”) used by the Company prior to the Change in Control (or, if such Accounting Firm declines to serve, the Accounting Firm shall be a nationally recognized firm of certified public accountants selected by you).  The Accounting Firm shall be directed by the Company or you, as applicable, to submit its preliminary determination and detailed supporting calculations to both the Company and you within 15 calendar days after the date of your termination of employment, if applicable, and any other such time or times as may be requested by the Company or you.  If the Accounting Firm determines that any Excise Tax is payable by you, the Company shall either (x) make payment of the Severance Payment, or (y) reduce the Severance Payment by the amount which, based on the Accounting Firm’s determination and calculations, would provide you with the Capped Payment (except that any portion of the Severance Payment that constitutes deferred compensation that is subject to Section 409A shall not be reduced, and its time and form of payment shall not be altered as a result of this process), and pay to you such reduced amount, in each case, less any Excise Taxes, federal, state, and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statute or regulation.  If the Accounting Firm determines that no Excise Tax is payable by you, it shall, at the same time as it makes such determination, furnish you with an opinion that you have substantial authority not to report any Excise Tax on your federal, state, local income or other tax return.  All fees and expenses of the Accounting Firm and opinion letter shall be paid by the Company in connection with the calculations required by this letter.

The provisions in this letter regarding lapsing of restrictions on restricted stock and the earning of performance shares in certain circumstances in the event of a Change in Control will remain in effect as long as you are a member of the Senior Leadership Team (“SLT”).  If at any time you are no longer a member of the SLT, such provisions will not apply.

You shall not receive any payments or benefits to which you may be entitled hereunder unless you agree to execute a release of all then existing claims against the Company, its subsidiaries, affiliates, shareholders, directors, officers, employees and agents in relation to claims relating to or arising out of your employment or the business of the Company; provided, however, that any such release shall not bar or prevent you from responding to any litigation or other proceeding initiated by a released party and asserting any claim or counterclaim you have in such litigation or other proceeding as if no such release had been given as to such party, nor shall it bar you from claiming rights that arise under, or that are preserved by, this letter agreement.  To comply with this paragraph, you must sign and return the release within 45 days of the termination of your employment, and you must not revoke it during a seven-day revocation period that begins when the release is signed and returned to the Company.  Then following the expiration of this revocation period, there shall occur the “Expiration Date,” which is the 53rd day following the date of termination of your employment.

To the extent that a payment of Section 409A compensation under this letter agreement is based upon your having a termination of employment, “termination of employment” shall have the same meaning as “Separation from Service” under Section 409A(a)(2)(A)(i) of the Code.  In addition, to avoid having such a separation from service occur after your termination of employment, you shall not have (after your termination of employment) any duties or responsibilities that are inconsistent with the termination of employment being treated as such a separation from service as of the date of such termination.

Please be advised that your health and welfare benefits will begin on your 90th day of employment and as a Frontier employee, you will be eligible to participate in a full range of benefits.  Please bring all of the original paperwork with you on your first day of work.

This offer and subsequent employment is contingent upon Frontier’s receipt of acceptable results of a background check and reference checks including, criminal record check, drug screening, and verification of education, employment and professional references. Certain positions will also require a motor vehicle or credit check.  All drug screens must be completed within 48 hours of receiving this package.  The drug test will be registered by Frontier.

Federal law requires that you provide documentation (1-9) confirming your eligibility to work in the United States.  A list of documents that you may use to establish your identity and employment eligibility can be found in your New Hire Kit.  Please bring the appropriate documents with you when you report to work on your first day.

Assuming the contingencies noted above are met and you commence employment with Frontier, as a condition of accepting this offer of employment with Frontier you agree that should you leave employment with Frontier at any time in the future for any reason, you will not solicit, either directly or indirectly, any Frontier employee for employment with any other employer for a period of one (1) year after you leave employment with Frontier.

This offer is not an express or implied contract, promise or guarantee of employment, of any particular position, or of any particular term or condition of employment.  Your employment by Frontier is at will and is subject to the conditions set forth in Frontier’s Code of Conduct as well as all other Frontier policies and applicable Federal, State and local laws.

On behalf of Frontier, I welcome you to our team!  Please do not hesitate to contact me with any questions regarding this offer.  To acknowledge your acceptance of this offer, please sign the bottom of this offer letter and email a scanned copy back to me directly or fax it to me at 203-614-4661.  Please return the original signed offer letter with your original new hire paperwork as soon as convenient.

Sincerely,

/s/ Cecilia K. McKenney

Cecilia K. McKenney
EVP, Human Resources and Sales Operations
Frontier Communications Corporation

Acceptance of Offer

By signing below, I hereby accept the Frontier’s contingent offer of employment. I understand that I will not have a contract of employment with Frontier for a specified period of time.  I further agree to abide by policies and procedures established by Frontier.

/s/ John M. Jureller                                       18 December 2012
John M. Jureller                                                                           Date